Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-202797 of our report dated May 20, 2015, relating to the financial statements of Wayne Farms LLC (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the basis of presentation in the financial statements) appearing in the Prospectus, which is a part of such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

May 20, 2015